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                           MEMORANDUM OF UNDERSTANDING
                                 BY AND BETWEEN
                    HYUNDAI ELECTRONICS INDUSTRIES CO., LTD.
                             AND MAXTOR CORPORATION

This Memorandum of Understanding (the "MOU"), dated September 19, 1995, by and between Hyundai Electronics Industries Co., Ltd., a Korean corporation, including its subsidiaries and affiliates ("HEI"), and Maxtor Corporation, a Delaware corporation, including its subsidiaries and affiliates ("Maxtor"), confirms the mutual intent of the parties that:

1. HEI will acquire from Maxtor, and Maxtor will transfer to HEI, the following manufacturing facilities and operations:

     - Maxtor Peripherals (S) Pte Limited (but excluding its wholly owned subsidiary, Maxtor Ireland Limited)

     -   Maxtor (Thailand) Limited

     -   Maxtor (Hong Kong) Limited

     - IMS International Manufacturing Services Limited, and its wholly owned subsidiary, IMS International Manufacturing Services (Thailand) Limited

The purchase price to be paid by HEI will be U.S. $100 million, subject to appropriate adjustments in accordance with the independent appraisal of the real estate and HEI's and Maxtor's appraisal of the equipment and any new net capital additions through the closing date, due diligence and mutual agreement on the resulting adjustment in value. (It is understood that the value of any equipment that is or will be obsolete in light of Maxtor's new product plans will be defined in the definitive agreement.) This purchase price reflects the fact that Maxtor will retain all other balance sheet items (excluding the properties, plants and equipment) of the above subsidiaries.

2. As part of this transaction, HEI and Maxtor will enter into an exclusive long-term manufacturing and purchase agreement pursuant to which HEI agrees to supply 100% of the hard disk drive products to be developed by Maxtor and Maxtor will use HEI's facilities for 100% of its hard disk drive needs. This agreement will determine the split and share of the business scope and functions between the parties as well as the terms and conditions of product transactions. The transfer prices for the products will be based on a "cost plus margin" formula to be determined by the parties by mutual agreement in good faith.


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3.   HEI will make the necessary investment to modernize the transferred facilities and to expand capacity required to meet Maxtor's needs. In addition, HEI will use its best efforts to improve the operating efficiency and economy of the manufacturing facilities in cooperation with Maxtor. This effort will include, without limitation, integration of technologies between HEI and Maxtor to improve the overall competitiveness of the HDD business of Maxtor. These technologies include those under HEI's control. In addition, HEI will aggressively pursue manufacturing of some HDD components which are not presently produced by Maxtor or HEI, including heads and media components.

This Memorandum of Understanding is conditioned upon the parties entering into definitive agreements. The foregoing is also subject to obtaining requisite approvals, including, if necessary, the approvals of the parties' respective boards of directors, as well as the approvals of the U.S. and Korean governmental agencies. Prior to the execution of a definitive agreement, nothing in this MOU will prevent Maxtor from considering any proposal(s) initiated by third parties and negotiating and entering into a definitive agreement based upon any such proposal.

All discussions pursuant to this Memorandum of Understanding, the fact that such discussions are occurring, and information related hereto exchanged by the parties, shall be maintained in strict confidence. The parties agree to disclose such information only to their respective employees and consultants with a need to know, provided that such employees and consultants agree to maintain this matter in confidence. Neither party shall make any announcement or disclosure concerning the foregoing without the prior consent of the other except as may be required by applicable securities laws. The parties agree that Exhibit A, attached hereto, and similar communications and other communications allowed herein, may be publicly distributed and discussed immediately upon execution of this MOU.


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This MOU reflects the parties' intent to proceed as set forth herein with the goal of consummating the transactions contemplated herein on or before December 15, 1995. However, except for obligations of confidentiality and provisions in the immediately preceding paragraph neither party will incur any obligation hereunder until a written definitive agreement is executed by the parties, which agreement will entirely supersede this MOU.

In witness whereof, the parties have caused their duly authorized representatives to sign this Memorandum of Understanding as of the date first above written.

MAXTOR CORPORATION                         HYUNDAI ELECTRONICS
                                           INDUSTRIES CO., LTD.

By  /s/     C. S. Park                     By   /s/      J. Y. Kim
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Name        C. S. Park                     Name          J. Y. Kim
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Title       President                      Title         President
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